                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:         Ken Sternad, Public Relations
                  404-828-6124
                  Norman Black, Public Relations
                  404-828-7593
                  Teresa Finley, Investor Relations
                  404-828-7359


                               UPS LOWERS GUIDANCE
                             FOR 2004 FOURTH QUARTER

                       COMPANY REAFFIRMS GUIDANCE FOR 2005

         ATLANTA, Jan. 11, 2005 - UPS (NYSE:UPS) today announced it anticipates reporting fourth quarter adjusted earnings of $0.81 to $0.82 per diluted share, which includes the benefit of a better-than-anticipated tax rate. Excluding the tax benefit, earnings per diluted share are expected to be $0.75 to $0.76 for the fourth quarter, compared with the company's previous expectations of $0.83 to $0.87.

         On a GAAP basis, UPS anticipates reporting earnings of $0.84 to $0.87 per share, which includes additional items that are described in the notes below.

         For the full year, UPS expects adjusted results will be $2.89 to $2.90 per diluted share, a nearly 19% increase, compared with 2003 earnings per diluted share of $2.44. The 2004 and 2003 adjusted diluted earnings per share results exclude several items that also are detailed in the accompanying notes.

         UPS attributed the shortfall in earnings to a slowing in domestic package volume growth and higher-than-anticipated operating costs. In particular, the company saw an unexpected, significant drop in U.S. domestic volume during the days between Christmas and New Year's Day. Prior to that week, volume growth had been trending at 2.5% for the quarter. However, the impact of the last week resulted in a total U.S. domestic volume increase of 1.6% for the quarter. Domestic ground volume was up 1.5%, while Next Day Air(R) growth strengthened, increasing 4.1%. The international export business continued its excellent performance, posting double-digit volume growth for the quarter.

         UPS said that higher operating costs were due to the severe weather that struck the midwestern United States during the height of its peak season operations, as well as the unanticipated volume shortfall during the last week of the quarter.

         Despite fourth quarter 2004 results, UPS reaffirmed its positive outlook for 2005. The company expects earnings will increase 13% to 17% in 2005, on top of the nearly 19% earnings increase it anticipates for the full year in 2004.

                                      # # #


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Notes
       (amounts in millions, except for per-share data)


Year Ended December 31, 2003:

                                                       As Reported     As Adjusted
                                                       -----------     -----------
Operating profit (1)                                    $  4,445        $  4,445
Income before income taxes (2)                             4,370           4,400
Net income (3)                                             2,898           2,772
Per share amounts (3):
         Basic earnings per share                       $   2.57        $   2.46
         Diluted earnings per share                         2.55            2.44


Nine Months Ended September 30, 2004:

                                          As Reported     As Adjusted
                                          -----------     -----------
Operating profit                           $  3,785        $  3,785
Income before income taxes                    3,730           3,730
Net income (4)                                2,467           2,368
Per share amounts (4):
         Basic earnings per share          $   2.19        $   2.10
         Diluted earnings per share            2.17            2.08

Three Months Ended December 31, 2004:

         We anticipate fourth quarter operating profit and income before income taxes will reflect an impairment of certain aircraft, and related engines and parts, as well as a charge to pension expense resulting from the consolidation of data collection systems. We anticipate that fourth quarter income tax expense will be reduced due to several factors, including the resolution of certain tax matters. The net effect of these adjustments is anticipated to increase our fourth quarter reported earnings by approximately $0.03 to $0.05 per diluted share over the adjusted amount.

     (1) 2003 adjusted operating profit excludes a $24 million loss ($14 million after-tax gain) on the sale of Mail Technologies, and a $24 million gain ($15 million after-tax) on the sale of Aviation Technologies.

     (2) In addition to the items mentioned in (1) above, 2003 adjusted income before income taxes excludes a $58 million investment impairment charge ($37 million after-tax), and a $28 million gain ($18 million after-tax) on the redemption of long-term debt.

     (3) 2003 adjusted net income excludes the after-tax impact of (1) and (2) above, as well as a $39 million credit to income tax expense which resulted primarily from a release of deferred taxes due to a lower effective state tax rate, a $55 million credit to income tax expense related to the resolution of various tax matters, and a $22 million credit to income tax expense from a favorable ruling on the tax treatment of jet engine maintenance costs.

     (4) Adjusted net income for the nine months ended September 30, 2004 excludes a credit to tax expense of $99 million related to the resolution of various tax matters.

         We supplement the reporting of our financial information determined under generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plan.

         We presented operating profit, net income and earnings per share excluding the impact of the items noted above as we believe these adjusted measures better enable shareowners to focus on period-over-period operating performance. We believe it is useful to present operating profit, net income and earnings per share excluding the impact of the sales of Aviation Technologies and Mail Technologies as these sales have minimal implications on future financial performance. We believe it is useful to present net income and earnings per share excluding the impact of the impairment charge because the Company has significantly reduced the size of its equity portfolio investments and such investments are not a core business of the Company. We believe it is useful to present pre-tax income, net income, and earnings per share excluding the gain on redemption of debt, as this debt transaction will have no bearing upon future earnings. We believe it is useful to present net income and earnings per share excluding the impact of a lower effective state tax rate, since the factors that produced the lower rate were unique to the period. We also believe it is useful to present net income and earnings per share excluding the impact of the resolution of the tax contingencies because the underlying matters that produced the tax benefits were unique and, as resolved, have no bearing on future anticipated tax expense. We believe it is useful to present operating profit, pre-tax income and earnings per share excluding the aircraft impairment charge and pension expense charge because these items are unique to the period and will have minimal implications upon future earnings.

         Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

         Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.